EXHIBIT


MEMPHIS, TN, August 4th, 2003 - Mid-America Apartment Communities, Inc. (NYSE:MAA) announced today that it has signed a letter of intent with Blackstone Real Estate Advisors to buy Blackstone's two-thirds ownership interest in their joint venture. The joint venture, which is managed and one-third owned by Mid-America, was formed in 1999 with 10 properties totaling 2,793 apartments. Mid-America will pay a total of $117 million for all of the fixed assets, partially funded by the assumption of $79.8 million of debt. Total equity involved approximates $33 million, of which approximately $22 million will be paid to Blackstone, the balance representing Mid-America's equity in the joint venture. The company anticipates that, assuming the satisfactory conclusion of negotiations, it will close on the purchase within the next 60 days.

Mid-America Apartment Communities is a NYSE traded multifamily REIT specializing in the acquisition, redevelopment and management of apartment properties throughout the southeast and south central US with 34,815 units under ownership and management. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at 901/682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.


The Blackstone Group, a private investment bank with offices in New York and London, was founded in 1985. Blackstone's Real Estate Group has raised four funds representing approximately $4 billion in total equity. The group has made over 100 separate investments in hotels, offices and other commercial properties with a total transaction value of about $13 billion. In addition to real estate, The Blackstone Group's core businesses include Private Equity Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory, and Restructuring and Reorganization Advisory.


Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.